                                    EXHIBIT I
             TO SCHEDULE 13D, AMENDMENT NO. 11 OF FILING CONCERNING
                              THE RIGHT START, INC.


Filing Parties                                                        Shares
--------------                                                     ------------
Kayne Anderson Capital Advisors, L.P.

     o   Arbco Associates, L.P.                                       2,358,657
     o   Kayne, Anderson Non-Traditional Investments, L.P.            1,492,474
     o   Kayne Anderson Diversified Capital Partners, L.P.            1,930,374
     o   Kayne Anderson Capital Partners, L.P.                          761,741
     o   Other Managed Accounts                                         489,806

Richard A. Kayne                                                      1,081,247
                                                                      ---------

                                               Total                  8,114,300


Note: Shares reported include 399,999, 1,691,650, 250,000, 844,500, 2,000,000,
1,263,155, 50,000 and 40,428 shares of common stock which may be acquired upon
(i) conversion of Series B, Series C, Series D, Series F and Series G Convertible Preferred Stock, and Senior Subordinated Notes due 9/1/2005, (ii) exercise of Warrants, and (iii) exercise of options exercisable within the next 60-days, respectively.